As filed with the Securities and Exchange Commission on February 16, 2021,

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clip Interactive, LLC

[to be converted as described herein to a corporation named]

Auddia Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5755 Central Ave., Suite C

Boulder, Colorado 80301

Michael Lawless

Chief Executive Officer

Clip Interactive, LLC

5755 Central Ave., Suite C

Boulder, Colorado 80301

(303) 219-9771

Copies to:

Barry I. Grossman, Esq
Stanley Moskowitz, Esq.	Sarah Williams, Esq
Bingham & Associates Law Group APC	Ellenoff Grossman & Schole LLP
Second Street. Suite 195	1345 Avenue of the Americas, 11th Floor,
Encinitas, CA 92024	New York, NY 10105
858-523-0100	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-235891)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Units, Each Consisting of One Share of Common Stock, $0.001 Par Value and One Series A Warrant	765,098	$4.125	$3,156,029	$344.32
Common Stock included as part of the Units	765,098	–	–	–
Series A Warrants to purchase shares of Common Stock included as part of the Units	765,098	–	–	–
Shares of Common Stock issuable upon exercise of the Series A Warrants (3)	765,098	$4.54	$3,473,545	$378.96
Shares underlying the Representative’s Warrant	61,207	$4.54	$277,880	$30.32
Total			$6,907,454	$753.60

(1)	Represents only the additional number of Units being registered, including 99,795 additional shares of common stock and 99,795 additional Series A Warrants that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-235891).

(2)	Calculated in accordance with Rule 457(a) of the Securities Act of 1933 solely on the basis of $4.125, the initial public offering price set forth on the cover page of the Company’s Registration Statement on Form S-1 (File No. 333-235891).

(3)	The warrants are exercisable at a per share price of 110% of the per Unit public offering price.

(4)	The registrant previously registered 3,825,492 Units on its Registration Statement on Form S-1, as amended (File No. 333-235891), which was declared effective by the Securities and Exchange Commission on February 16, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities registering 765,098 Units is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Auddia Inc. f/k/a Clip Interactive, LLC Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-235891), which the Registrant originally filed with the Commission on January 10, 2020 and which the Commission declared effective on February 16, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 765,098 shares, and 765,098 Series A Warrants, which includes 99,795 shares of common stock and 99,795 Series A Warrants that may be sold pursuant to the underwriters’ option to purchase additional shares of common stock and/or Series A Warrants. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the Units registered in the Registration Statement. The information set forth in the Registration Statement and all exhibits to the Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

UNDERTAKING

The Company hereby certifies to the Commission that (i) it has instructed its bank to pay the commission the filing fee set forth in the cover page of this registration statement by wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business on February 17, 2021); (ii) it will not revoke such instruction; (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee; and (iv) it will confirm receipt of such instructions by its bank during the bank’s regular business hours no later than February 16, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 16th day of February, 2021.

Auddia Inc.

By:	/s/ Michael Lawless
Michael Lawless
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Lawless	President and Chief Executive Officer and Secretary	February 16, 2021
Michael Lawless

/s/ Richard Liebman	Chief Financial Officer	February 16, 2021
Richard Liebman

/s/ Steven Deitsch	Director	February 16, 2021
Steven Deitsch

/s/ Jeffrey Thramann	Chairman of the Board of Directors	February 16, 2021
Jeffrey Thramann

/s/ Timothy J Hanlon	Director	February 16, 2021
Timothy J Hanlon

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EXHIBIT INDEX

Exhibit Number	Description

5.1	Bingham & Associates Law Group APC

23.1	Consent of Plante Moran PLLC independent registered public accounting firm

23.2	Consent of Daszkal Bolton LLP, independent registered public accounting firm.

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